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                                                  Exhibit 10(g)


   The St. Paul Companies, Inc. Executive Post-Retirement Life
             Insurance Plan Summary Plan Description

               Overview

               The St. Paul's Executive Post-Retirement Life Plan provides post-retirement life insurance coverage for eligible executives who retire from the Company and reach age 65. The objective of this benefit is to help replace your basic life insurance which decreases beginning at age 65.

Eligibility    Coverage is available to key senior executives,
               with participation determined by the chief executive officer, The St. Paul Companies.

Coverage Coverage begins after you reach age 65 and have retired under a qualified retirement program sponsored by The St. Paul. The Employees' Retirement Plan and Savings Plus are both qualified retirement plans.

Benefit The executive post-retirement life insurance benefit is equal to your annual base salary at retirement, rounded to the next highest $1,000. This benefit amount remains constant throughout your retirement.

Cost The St. Paul pays the full cost of the post-retirement life insurance benefit. Benefits are payable out of the general assets of The St. Paul or out of the Benefit Equalization Trust. The company may purchase company-owned life insurance to provide the trust with a source of funds for the payment of your benefit.

Beneficiary    The beneficiary is the same as the beneficiary you
               designated for your basic life insurance. If you have not designated a beneficiary for basic life insurance, or you don't have a living beneficiary on file at the time of your death, the benefit will be paid to your survivors in the following order:

               -    Your spouse
               -    Your children in equal shares
               -    Your parents in equal shares
               -    Your brothers and sisters in equal shares
               -    Your estate

Filing a claim   Your beneficiary should contact Corporate
                 Compensation to apply for payment.

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Payment method   The benefit is paid as a cash lump sum.  Payment
                 is made to your beneficiary as soon as
                 administratively feasible following your death.

Tax assistance   The benefit is taxable income to your beneficiary.
                 The company will provide your beneficiary with a tax assistance payment equal to a one-time gross-up of the federal and Minnesota state income taxes payable on the life insurance benefit.

                 The calculation will be made by applying the tax rate schedules in effect for the amount of the benefit (excluding the tax assistance amount) as though it was the only source of income in the year paid. In addition, the calculation will be made without regard to any exclusions, exemptions or deductions other than the federal income tax deduction for Minnesota income taxes.

Employment       A benefit is payable to your beneficiary if you retire
status           under a St. Paul sponsored retirement plan and die at
changes          age 65 or older.  Taking early retirement under a
                 St. Paul sponsored retirement plan does not impact the ability to obtain a benefit as long as you die at age 65 or older.

                 No benefit is paid if you die before age 65 or if you terminate employment before you are eligible for retirement under a St. Paul sponsored retirement plan.

                 If you become disabled, your employment with the company continues. When your employment status changes, the new status (i.e., retirement, death or termination) will determine the impact on the benefit.

Plan             This summary applies to participants who
administration   retire on or after January 1, 1991.  The Company
                 has full and final authority to interpret the terms of the plan and determines the eligibility for the amount of benefits payable under the plan.

                 Although The St. Paul currently intends to continue this plan indefinitely, it reserves the right to change, amend or terminate the plan (including any benefits payable under the plan) at any time before your death. However, the company may not amend the plan after you die to reduce the amount of benefits payable to your beneficiary.